AMENDMENT OF PROMISSORY NOTES, OPTIONS, WARRANTS AND DEBENTURES

This agreement concerning Amendment of Promissory Notes, Options, Warrants and Debentures is being entered into on June 16, 2011 effective as of February 1, 2011, (this “Agreement”), by and between BioCube, Inc. (formerly known as Alliance Network Communications Holdings, Inc.) a Delaware corporation, (“BioCube”), LeadDog Capital, LP, a limited partnership organized under the laws of Delaware (“LeadDog LP”) and LeadDog Capital Markets, LLC and limited liability company organized under the laws of the state of New York (“LeadDog LLC”).

WHEREAS, BioCube and LeadDog LP closed on a number of transactions in which LeadDog LP loaned to BioCube and Alliance Network Communications Holdings, Inc. various amounts pursuant to the terms of Promissory Notes, Options, Warrants and Debentures;

WHEREAS, pursuant to various transactions involving LeadDog LLC, BioCube issued various Warrants to LeadDog LLC; and

WHEREAS, BioCube, LeadDog LP and LeadDog LLC are entering into this Agreement to amend a particular provision known as the “4.99% clause”, to change the conversion price to a fixed conversion price with respect to the Debentures and Promissory Notes, and to extend the maturity dates of the Promissory Notes, Options, Warrants and Debentures to January 15, 2014.

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements and warranties contained herein, the sufficiency of which as consideration is hereby acknowledged, the parties agree as follows:

1.           The parties agree that based on past funding of BioCube by LeadDog LP, possible future funding to be provided by LeadDog LP, and the due diligence and document preparation performed by LeadDog LLC it would be in the best interests of BioCube, LeadDog LP and LeadDog LLC to amend any and all of the 4.99% clauses that appear in any of the Promissory Notes, Options, Warrants and Debentures to allow for conversion and ownership of BioCube shares by LeadDog LP and LeadDog LLC up to a combined total of 9.99%. and do hereby agree to make such amendment. This amendment shall be retroactive to the earlier of February 1, 2011 or the original issuance date of each Promissory Note, Option, Warrant and Debenture issued by BioCube and/or Alliance Network Communications Holdings, Inc.

2.           Section 3.2(c) of the Debentures is hereby amended to read as follows:

Conversion Rate.  Holder is entitled to convert the face amount of this Debenture, plus accrued interest, anytime following the issuance of the Debenture, at $.0.03 (“Conversion Price’).  No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

This amendment shall be retroactive to the earlier of February 1, 2011 or the original issuance date of each Debenture issued by BioCube and/or Alliance Network Communications Holdings, Inc.

    3.           Section 3 of the Promissory Notes shall be amended to read as follows:

PREPAYMENT.  The Corporation may at any time and from time to time prepay the principal or interest of this Note in whole or in part without penalty. Any prepayment of this Note shall be applied first to accrued interest to the date of prepayment and thereafter to the principal amount of the Note. Holder is entitled to convert the face amount of this Note, plus accrued interest, anytime following the issuance of the Note, at $.0.03 (“Conversion Price’).  No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

This amendment shall be retroactive to the earlier of February 1, 2011 or the original issuance date of each Debenture issued by BioCube and/or Alliance Network Communications Holdings, Inc.

4.           The due dates or maturity dates as they may be referred to in each Promissory Note, Option, Warrant and Debenture issued by BioCube and/or Alliance Network Communications Holdings, Inc. are hereby extended to January 15, 2014.

This amendment shall be retroactive to the earlier of February 1, 2011 or the original issuance date of each Promissory Note, Option, Warrant and Debenture issued by BioCube and/or Alliance Network Communications Holdings, Inc.

5.           The exercise price of the Warrants and Options shall remain unchanged.

6.           Miscellaneous

a.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between such parties with respect to such subject matter. This Agreement may be amended, modified or supplemented but only in a writing signed by BioCube, LeadDog LP and LeadDog LLC.

b.           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions hereof shall not be affected thereby.

c.           All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

                d.  Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

e.           This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by New York courts to agreements entered into, and to be performed in, New York by and between residents of New York, and shall be binding upon the undersigned, the undersigned's heirs, estate and legal representatives and shall inure to the benefit of the parties and their successors.  If any provision of this Agreement is invalid or unenforceable under any applicable statue or rule of law, then such provisions shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

        f.          This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

g.           Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party shall be awarded reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BIOCUBE, INC.

By_____/s/ Boris Rubizhevsky____________
Name: Boris Rubizhevsky
           Title:           CEO

LEADDOG CAPITAL  L.P., BY ITS GENERAL PARTNER,
LEADDOG CAPITAL MARKETS, LLC

By:_____/s/ Chris Messalas______________
          Chris Messalas, Managing Member

LEADDOG CAPITAL MARKETS, LLC

By:_____/s/is Messalas_________________
          Chris Messalas, Managing Member